Exhibit 99.1
FASTENAL COMPANY EMPLOYEE RESTRICTED STOCK UNIT PLAN
This Plan is adopted and made by Fastenal Company, a Minnesota corporation with principal offices at Winona, Minnesota, for the benefit of certain employees of the Company and its subsidiaries.
1.Purpose.
The Fastenal Company Employee Restricted Stock Unit Plan (the "Plan") is intended to advance the interests of the Company, its shareholders, and its subsidiaries by encouraging and enabling selected employees upon whose judgment, initiative, and effort the Company and its subsidiaries are dependent for the successful conduct of their business, to acquire and retain a proprietary interest in the Company by ownership of its Shares.
2.Definitions.
(a)"Administrator" means the body administering the Plan, as specified in Section 9.
(b)"Award Agreement" means the written agreement or certificate evidencing the grant of Restricted Stock Units.
(c)"Board" means the Board of Directors of the Company.
(d)"Cause" means (i) any failure by a Grantee to materially conform to the Company's Standards of Conduct; (ii) a Grantee's continued failure or refusal to perform his or her duties to the Company or any Subsidiary (except when prevented by reason of illness, disability or approved leave of absence); (iii) a Grantee willfully engaging in conduct that is, in the good faith judgment of the Board or Administrator, demonstrably and materially detrimental to the Company or any Subsidiary, financially, reputationally, or otherwise; (iv) an illegal or negligent act by a Grantee that adversely affects the Company or any Subsidiary in a material way; or (v) conviction of a Grantee of a felony involving moral turpitude. For purposes of this Plan, if a Grantee's termination of employment occurs for any reason other than Cause, and the Company thereafter discovers additional facts that the Company was not aware of as of the date of termination that would have justified a termination of employment for Cause, and if the Administrator provides the Grantee with written notice stating the newly discovered facts that support a termination for Cause within 90 days after the applicable date of termination, then the Grantee's termination of employment will be deemed for all purposes under this Plan to be a termination of employment for Cause.
(e)"Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time, and any applicable treasury regulations and guidance promulgated thereunder.
(f)"Common Stock" means the Company's $.01 par value Common Stock.
(g)"Company" means Fastenal Company, a Minnesota corporation, and any successor corporation.
(h)"Compensation Committee" means the Compensation Committee of the Board.
(i)"Date of Grant" means the date on which the Administrator approves the grant of a Restricted Stock Unit under the Plan, or such later effective date of the grant as may be specified by the Administrator on the date the Administrator approves the grant.
(j)"Exchange Act" means the Securities Exchange Act of 1934, as amended.
(k)"Fair Market Value" on any date means the per Share closing price or last sale price at which Shares were traded on that date or, if no sale of Shares occurred on that date, on the next preceding day on which a sale of Shares occurred, on Nasdaq or such other recognized national securities exchange on which the Shares are then listed and traded. If the Common Stock is not then listed and traded on Nasdaq or another recognized national securities exchange, Fair Market Value shall be what the Administrator determines in good faith to be 100% of the fair market value of a Share as of the date in question. This determination by the Administrator shall be binding upon the Grantee and all other persons.
(l)"Grantee" means a person to whom outstanding Restricted Stock Units have been granted under the Plan.
(m)"Permitted Transfer" means a transfer of a Restricted Stock Unit by will or the laws of descent and distribution.
(n)"Restricted Stock Unit" means a right to receive a Share (or cash equal to the Fair Market Value of a Share, if applicable) upon vesting of an award granted under the Plan, subject to such restrictions on transfer, vesting conditions, and other restrictions or limitations as may be set forth in this Plan and the applicable Award Agreement.

(o)"Retirement" means any termination of a Grantee's employment with the Company and its Subsidiaries, other than for Cause, occurring at or after age 60, or at or after completing 25 years or more of continuous employment with the Company and any of its Subsidiaries.
(p)"Separation from Service" means a "separation from service" as such term is defined for purposes of Section 409A of the Code.
(q)"Shares" shall mean shares of Common Stock, or such other securities or property as may become subject to Restricted Stock Units, subject to adjustment as provided under Section 7 of the Plan.
(r)"Subsidiary" or "Subsidiaries" means a subsidiary corporation or corporations of the Company as defined in Section 424 of the Code.
(s)"Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who acquire the right to hold a Restricted Stock Unit by bequest or inheritance or by reason of the death of any Grantee.
3.Shares Subject to Restricted Stock Units.
The aggregate number of authorized and unissued Shares for which Restricted Stock Units may be granted and which may be settled upon the vesting of Restricted Stock Units granted under the Plan shall not exceed 7,500,000, subject to adjustment under the provisions of Section 7. In the event that any Restricted Stock Unit terminates or is forfeited without having been paid or settled in full, or is settled in cash, other Restricted Stock Units may be granted covering the Shares subject to such Restricted Stock Unit.
4.Participants.
All employees of the Company and its Subsidiaries shall be eligible to participate in the Plan, subject to any criteria, categories, or limitations that may be established by the Administrator from time to time. Criteria for participation may reflect an employee's contribution to the success of the Company, including the employee's responsibility for Company revenues and profits, responsibility for managing other employees, possession of special skills, and length of service. The Administrator shall determine participation, grant Restricted Stock Units, specify the number of Shares subject to each Restricted Stock Unit, and determine the vesting schedule of each award of Restricted Stock Units.
5.Grant of Restricted Stock Units.
(a)Restricted Stock Units shall be granted to employees eligible to participate in the Plan at such times and in such amounts, consistent with the Plan, as may be determined by the Administrator, as long as Shares remain available for award under the Plan, or until the Plan is terminated as provided herein.
(b)Dividend equivalents may be granted in connection with any Restricted Stock Units, if determined by the Administrator and specified in the Award Agreement; provided, however, that (i) no dividend equivalents may be paid with respect to any Restricted Stock Units before the date such Restricted Stock Units have vested under the terms of such Award Agreement, (ii) any dividend equivalents that are credited with respect to Restricted Stock Units will be subject to all of the terms and conditions applicable to such Restricted Stock Units, and (iii) any dividend equivalents that are credited with respect to any such Shares subject to a Restricted Stock Unit award will be forfeited to the Company on the date, if any, such Restricted Stock Unit award is forfeited by the Grantee due to a failure to meet any vesting conditions under the terms of such Award Agreement.
6.Terms and Conditions of Restricted Stock Units.
All Restricted Stock Units granted under the Plan shall be evidenced by an Award Agreement in such form and with such terms, including any conditions as to vesting, as the Administrator may from time to time approve consistent with the Plan, subject to the following limitations and conditions:
(a)Shareholder Rights. Neither a Grantee nor any transferee pursuant to a Permitted Transfer shall have any of the rights of a shareholder of the Company unless and until the Restricted Stock Units have been settled in Shares, which have been properly issued to such Grantee or transferee.
(b)Vesting of Restricted Stock Units.
(1)The date or dates at which each Restricted Stock Unit will become vested shall be determined and stated by the Administrator in the Award Agreement at the time of grant, or as thereafter amended. Restricted Stock Units that vest based solely on the satisfaction by the Grantee of service-based vesting conditions shall be subject to a vesting period of not less than one year from the applicable Date of Grant (during which no portion of the award may be scheduled to vest), and Restricted Stock

Units whose grant or vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year. The foregoing minimum vesting and performance periods will not, however, apply in connection with: (i) a dissolution, liquidation or Reorganization as provided in Section 7, (ii) a termination of employment due to death or disability, (iii) a replacement award in the case of a Reorganization that does not reduce the vesting period of the award being replaced, and (iv) outstanding and settled Restricted Stock Units involving an aggregate number of Shares not in excess of 5% of the Plan's share reserve specified in Section 3.
(2)Vesting of a Restricted Stock Unit may be conditioned on service or on the achievement of specified financial or individual performance goals. If vesting of a Restricted Stock Unit is conditioned on the achievement of specified performance goals, the extent to which the goals are achieved over the specified performance period shall determine the number of Restricted Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Restricted Stock Units stated in the Award Agreement.
(3)Except as otherwise provided in this Plan or an Award Agreement, a Restricted Stock Unit may vest only while the Grantee is employed by the Company or a Subsidiary, and only if the Grantee has been continuously so employed since the date the Restricted Stock Unit was granted.
(c)Settlement of Restricted Stock Units. Following the vesting of a Restricted Stock Unit award, and the Administrator's determination that any necessary conditions precedent to the settlement of the Restricted Stock Units (such as satisfaction of tax withholding obligations pursuant to Section 8(b) and compliance with applicable legal requirements) have been satisfied, settlement of the vested Restricted Stock Units shall be made within sixty (60) days after the vesting date, or at such other time or times set forth in the Award Agreement, in the form of Shares, or in the discretion of the Administrator, cash equal to the Fair Market Value of the Shares, or a combination of cash and Shares; provided, however, that Restricted Stock Units held by employees located in Canada may be settled only in Shares. The number of Shares issued shall always be a whole number. No fractional Shares may be issued under the Plan, and any fractional Shares will be rounded down or paid in cash, in the discretion of the Administrator.
(d)Nontransferability of Restricted Stock Units. No Restricted Stock Unit shall be transferable or assignable by a Grantee otherwise than by a Permitted Transfer. No Restricted Stock Unit shall be pledged or hypothecated in any way, and no Restricted Stock Unit shall be subject to execution, attachment, or similar process. Any Restricted Stock Unit held by a transferee pursuant to a Permitted Transfer shall continue to be subject to the same terms and conditions that were applicable to such Restricted Stock Unit immediately prior to its transfer. For purposes of any provision of this Plan relating to notice to a Grantee or to the vesting or forfeiture of a Restricted Stock Unit upon or following the death, disability, or termination of employment of a Grantee, the references to "Grantee" shall mean the original Grantee of a Restricted Stock Unit and not any transferee.
(e)Termination of Employment. Except as otherwise provided in Sections 6(f) and 6(g), or as otherwise determined by the Administrator, upon termination of a Grantee's employment with the Company and its Subsidiaries, any unvested Restricted Stock Units held by such Grantee shall terminate and be forfeited. The granting of a Restricted Stock Unit to a Grantee does not alter in any way the existing rights of the Company and its Subsidiaries to terminate such person's employment at any time for any reason or for no reason, nor does it confer upon such person any rights or privileges except as specifically provided for in the Plan.
(f)Death of Grantee. If a Grantee dies while in the employ of the Company or any Subsidiary, any outstanding Restricted Stock Unit shall continue to vest in accordance with the terms and schedule set forth in the applicable Award Agreement following the Grantee's death.
(g)Retirement of Grantee. The Administrator shall have the authority, in its discretion, to provide in the applicable Award Agreement, either at the time a Restricted Stock Unit is granted or by amendment to such Award Agreement while the Restricted Stock Unit is outstanding, for the accelerated or continued vesting of such Restricted Stock Unit upon or following Retirement, subject to Section 6(b)(1).
(h)Termination for Cause. Upon termination of a Grantee's employment with the Company and its Subsidiaries for Cause, any unvested, unpaid, or unsettled Restricted Stock Units held by such Grantee shall immediately terminate and be forfeited.
(i)Forfeiture for Breach of Obligations. Notwithstanding any other provision in this Plan, if a Grantee who is party to a non-competition, non-solicitation and/or confidentiality agreement with the Company or any Subsidiary violates any such agreement in any material respect, any unvested Restricted Stock Unit held by such Grantee shall immediately terminate and be forfeited, and with respect to Shares obtained or cash paid upon settlement of a Restricted Stock Unit within a 12-month period prior to the occurrence of such violation, the Grantee shall be liable to the Company for the Fair Market Value on the date of settlement of the Shares acquired upon settlement of a Restricted Stock Unit. The Grantee shall pay such amount promptly upon demand by the Company. In addition, Restricted Stock Units and any compensation associated therewith are subject to recoupment, forfeiture, recovery or other action pursuant to any compensation recovery policy adopted by the Board or the Compensation Committee at any time, as amended from time to time, which includes but is not limited to the Company's Compensation, Forfeiture, Recovery and True-Up Policy, and any other compensation recovery policy adopted by the Board or the Compensation Committee in response to the requirements of Section 10D of the Exchange Act, the Securities and Exchange Commission's final rules thereunder, and applicable listing rules or other rules and regulations implementing the foregoing or as otherwise required by law or stock exchange. Any Award Agreement will be automatically and unilaterally amended to comply with any such compensation recovery policy.
(j)Demotion or Reassignment of Grantee. If at any time before an outstanding Restricted Stock Unit vests, the Grantee of such Restricted Stock Unit is transferred or reassigned to a position within the Company or any Subsidiary in which, had the Grantee been assigned to such position as of the Date of Grant of such Restricted Stock Unit, the Grantee would not have been entitled, under the Restricted Stock Unit award guidelines then being applied by the Administrator, to receive a Restricted Stock Unit award covering as many Shares as were made subject to the Restricted Stock Unit actually issued (a "Demotion"), then a portion (or all) of the Restricted Stock Units will be forfeited by the Grantee on the effective date of the Demotion determined by the Administrator in its discretion as follows:
(1)If no portion of the outstanding Restricted Stock Unit has become vested prior to the effective date of the Demotion, then the portion of the Restricted Stock Unit that will be forfeited as of the effective date of the Demotion shall be equal to the difference between the number of Restricted Stock Units granted to the Grantee on the Date of Grant and the number of Restricted Stock Units that would have been granted had the Grantee been assigned to such new position as of the Date of Grant under the Restricted Stock Unit award guidelines then applied by the Administrator. The Restricted Stock Units will become vested as to the remaining Restricted Stock Units that are not forfeited on a pro rata basis in accordance with the original vesting schedule; or
(2)If a portion of the outstanding Restricted Stock Unit award was vested prior to the effective date of the Demotion, then a portion of the Restricted Stock Units not yet vested as of the effective date of the Demotion will be forfeited by the Grantee on the effective date of the Demotion, with such portion determined consistent with Section 6(j)(1) above.
7.Adjustments.
(a)Except as provided in Section 7(c), in the event of a capital adjustment resulting from a stock dividend, stock split, reorganization, merger, consolidation, or a combination or exchange of Shares, the number and kind of Shares subject to the Plan and the number and kind of Shares subject to outstanding Restricted Stock Units shall be adjusted consistent with such capital adjustment. The granting of a Restricted Stock Unit pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reorganizations, reclassifications, or changes of its capital or business structure or to merge, consolidate, dissolve, liquidate, or sell or transfer all or any part of its business or assets.
(b)In the event of the dissolution or liquidation of the Company, any Restricted Stock Unit granted under the Plan shall fully vest and be settled as of the date of dissolution or liquidation.
(c)In the event of a Reorganization (as hereinafter defined) in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization, then:
(1)If there is no plan or agreement respecting the Reorganization ("Reorganization Agreement") or if the Reorganization Agreement does not specifically provide for the change, conversion, or exchange of the Shares subject to outstanding Restricted Stock Units for securities of another corporation, then any Restricted Stock Units granted under the Plan shall vest as of the effective date of the Reorganization; or
(2)If there is a Reorganization Agreement, and if the Reorganization Agreement specifically provides for the change, conversion, or exchange of the Shares subject to outstanding Restricted Stock Units for securities of another corporation, then the outstanding Restricted Stock Units or their replacement awards shall continue to be subject to the Plan and the applicable Restricted Stock Unit Award Agreements. The Administrator may make appropriate adjustments in the number and kind of Shares subject to Restricted Stock Units that may be granted under the Plan. In addition, the Administrator shall make appropriate adjustments in the number and kind of Shares subject to outstanding Restricted Stock Units, or portions thereof, to the end that the interest of the holder of the Restricted Stock Unit shall, to the extent practicable, be maintained as before the occurrence of such event.
The term "Reorganization" as used in this subsection (c) of this Section 7 shall mean any statutory merger, statutory consolidation, statutory share exchange, sale of all or substantially all of the assets of the Company, or sale, pursuant to an agreement with the Company, of securities of the Company pursuant to which the Company is or becomes a wholly-owned subsidiary of another company after the effective date of the Reorganization.
(d)Adjustments and determinations under this Section 7 shall be made by the Administrator as specified herein, and its decisions as to what adjustments or determinations shall be made, and the extent thereof, shall be final, binding, and conclusive.
8.Restrictions on Issuing Shares.
(a)The issuance of Shares in connection with the settlement of each vested Restricted Stock Unit shall be subject to the condition that if at any time the Administrator shall determine in its discretion that the satisfaction of withholding tax or other withholding liabilities, or that the listing, registration, or qualification of any Shares otherwise deliverable upon such settlement on Nasdaq or other recognized national securities exchange or under any state or federal law, or that the consent or approval of any regulatory body, is necessary or desirable as a condition of, or in connection with, the delivery of Shares pursuant thereto, then in any such event, such delivery shall not be effective unless such withholding, listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Administrator.
(b)The Company, or its Subsidiary, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Grantee an amount sufficient to cover any required withholding taxes related to the grant, vesting or settlement of a Restricted Stock Unit, and (ii) require a Grantee or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Administrator may permit the Grantee to satisfy all or any part of the required tax withholding obligations (but not to exceed the maximum individual statutory tax rate in each applicable jurisdiction) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Grantee pursuant to the Restricted Stock Units, or by transferring to the Company Shares already owned by the Grantee, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.
9.Administration of Plan.
(a)The Plan shall be administered by the Board or by a committee of two or more directors of the Company appointed by the Board (the "Administrator"). Unless otherwise specified, the Administrator shall be the Compensation Committee. If the Plan is administered by a committee other than the Compensation Committee, it shall report all material actions taken by it to the Board. In administering the Plan, the Administrator shall be governed by and shall adhere to the provisions of the Plan, including any criteria for eligibility or participation established by the Board from time to time. Subject to the foregoing, the Administrator shall determine eligibility to participate in the Plan, ascertain the number of Restricted Stock Units for which each participant is eligible to receive in accordance with any established criteria, grant Restricted Stock Units, construe and interpret the Plan, and make all other determinations and take all other actions deemed necessary or advisable for the proper administration of the Plan. All such actions and determinations shall be conclusively binding for all purposes and upon all persons. The Administrator may delegate administrative authority under this Plan to such officers or employees of the Company or others as it may determine, except that any authority so delegated shall not extend to granting and administering awards to persons who are then subject to Section 16 of the Exchange Act. Restricted Stock Units granted to persons subject to Section 16 of the Exchange Act must be granted either by the Board or by a committee composed entirely of "non-employee directors" as defined in Rule 16b-3 under the Exchange Act.
(b) To the greatest extent permitted by law, (i) no member or former member of the Administrator shall be liable for any action or determination taken or made in good faith with respect to the Plan or any Restricted Stock Unit granted under the Plan, and (ii) the members or former members of the Administrator shall be entitled to indemnification by the Company against and from any loss incurred by such members by reason of any such actions and determinations.
10.Delivery of Shares and Proceeds.
Upon the settlement of a vested Restricted Stock Unit, the Administrator shall cause the vested Shares to be issued by the Company's transfer agent and a certificate or statement of issuance of electronic book-entry to be delivered to the Grantee.
11.Amendment, Suspension, or Termination of Plan.
The Board may at any time suspend or terminate the Plan or may amend it from time to time in such respects as it may deem advisable in order that the Restricted Stock Units granted thereunder may conform to any changes in the law or in any other respect which it may deem to be in the best interests of the Company. Unless the Plan shall theretofore have been terminated as provided herein, the Plan shall terminate when all available Shares have been granted and no granted Restricted Stock Unit is outstanding. No Restricted Stock Unit may be granted during any suspension or after the termination of the Plan. No amendment, suspension, or termination of the Plan shall, without a Grantee's consent, materially impair any of the rights or obligations under any outstanding Restricted Stock Unit theretofore granted to such Grantee under the Plan, unless such action is necessary to comply with applicable law or stock exchange rules. A Grantee's consent to any amendment, suspension, or termination of the Plan or to any Restricted Stock Unit issued pursuant to the Plan shall be deemed to have been given if the Grantee fails to object in writing within 15 days after written notice thereof, given in person or by certified mail sent to the Grantee's address contained in the records of the Company. To the extent considered necessary to comply with applicable provisions of law, the listing requirements of Nasdaq, or other applicable recognized national securities exchange, amendments to the Plan will be subject to approval by the shareholders of the Company.
12.Other Provisions.
(a)Unfunded Plan. The Plan shall be unfunded, and the Company shall not be required to segregate any assets that may at any time be represented by Restricted Stock Units awarded under the Plan. Neither the Company, its Subsidiaries, the Administrator, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan, nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Subsidiaries and a Grantee. To the extent any person has or acquires the right to receive a payment in connection with a Restricted Stock Unit award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.
(b)Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.
(c)Section 409A. It is intended that all Restricted Stock Units granted under the Plan will be exempt from, or will comply with, Section 409A of the Code ("Section 409A"), and to the maximum extent permitted, the Restricted Stock Units and the Plan will be interpreted and administered in accordance with this intent. Each amount to be paid or benefit to be provided under a Restricted Stock Unit shall be construed as a separate and distinct payment for purposes of Section 409A. If payment of a Restricted Stock Unit is to be made within a designated period that does not begin and end within one calendar year, the Grantee does not have a right to designate the taxable year of the payment. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated income recognition and/or tax penalties under Section 409A:
(1)If any amount is payable under such Restricted Stock Unit upon a termination of employment, a termination of employment will be deemed to have occurred only at such time as the Grantee has experienced a Separation from Service; and
(2)If any amount shall be payable with respect to any such Restricted Stock Unit as a result of a Grantee's Separation from Service at such time as the Grantee is a "specified employee" within the meaning of Section 409A, then no payment shall be made, except as permitted under Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Grantee's Separation from Service or (ii) the Grantee's death. Unless the Compensation Committee has adopted a specified employee identification policy as contemplated by Section 409A, specified employees will be identified by the Board in its discretion in accordance with the default provisions specified under Section 409A.

None of the Company, the Board, the Administrator nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Restricted Stock Unit from, or compliance of any Restricted Stock Unit with, the requirements of Section 409A, (ii) have any obligation to design or administer the Plan or Restricted Stock Unit granted thereunder in a manner that minimizes a Grantee's tax liabilities, including the avoidance of any additional tax liabilities under Section 409A, or (iii) have any liability to any Grantee for any such tax liabilities.
13.Adoption and Effective Date of Plan.
The Plan was approved and adopted by the Board of Directors on January 16, 2026, and will become effective upon its approval by the shareholders of the Company.
Please note: Employees are accepting this information in English. (Les employés acceptent que cette information soit en anglais.)